As Filed with the Securities and Exchange Commission on July 28, 2010

Registration No. 333-166409	Registration No. 333-36836
Registration No. 333-144768	Registration No. 333-80071
Registration No. 333-125392	Registration No. 333-59547
Registration No. 333-107875	Registration No. 333-31753
Registration No. 333-92368	Registration No. 33-77080
Registration No. 333-62574	Registration No. 33-48646
Registration No. 33-41453

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-166409	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-62574

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-144768	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-59547

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-125392	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-36836

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-107875	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-31753

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-92368	POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 33-77080

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-80071	POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 33-48646

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 33-41453

UNDER THE SECURITIES ACT OF 1933

Somanetics Corporation

(Exact name of registrant as specified in its charter)

Michigan	38-2394784
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2600 Troy Center Drive Troy, Michigan	48084-4771
(Address of Principal Executive Offices)	(Zip Code)

Somanetics Corporation 2005 Stock Incentive Plan

Somanetics Corporation 1997 Stock Option Plan

Somanetics Corporation 1993 Director Option Plan

Somanetics Corporation 1991 Incentive Stock Option Plan

Somanetics Corporation 1983 Stock Option Plan

Option Agreements, dated March 27, 1991, April 24, 1997 and August 1, 2002

(Full Title of the Plans)

John H. Masterson

United States Surgical Corporation

c/o Covidien

15 Hampshire Street

Mansfield, MA 02048

(Name and address of agent for service)

Telephone: (508) 261-8000

(Telephone number, including area code, of agent for service)

with copies to:

Joseph L. Johnson III

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Telephone: (617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Somanetics Corporation (the “Registrant”):

File No. 333-166409, pertaining to the registration of 600,000 shares of the Registrant’s common shares, $0.01 par value per share (the “Common Shares”), issuable under the Registrant’s 2005 Stock Incentive Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2010;

File No. 333-144768, pertaining to the registration of 600,000 Common Shares, issuable under the Registrant’s 2005 Stock Incentive Plan, which was filed with the SEC on July 23, 2007;

File No. 333-125392, pertaining to the registration of 600,000 Common Shares, issuable under the Registrant’s 2005 Stock Incentive Plan, which was filed with the SEC on June 1, 2005;

File No. 333-107875, pertaining to the registration of 550,000 Common Shares, issuable under the Registrant’s 1997 Stock Option Plan and an Option Agreement, dated August 1, 2002, which was filed with the SEC on August 12, 2003;

File No. 333-92368, pertaining to the registration of 450,000 Common Shares, issuable under the Registrant’s 1997 Stock Option Plan, which was filed with the SEC on July 15, 2002;

File No. 333-62574, pertaining to the registration of 325,000 Common Shares, issuable under the Registrant’s 1997 Stock Option Plan, which was filed with the SEC on June 8, 2001;

File No. 333-36836, pertaining to the registration of 295,000 Common Shares, issuable under the Registrant’s 1997 Stock Option Plan, which was filed with the SEC on May 12, 2000;

File No. 333-80071, pertaining to the registration of 295,000 Common Shares, issuable under the Registrant’s 1997 Stock Option Plan, which was filed with the SEC on June 4, 1999;

File No. 333-59547, pertaining to the registration of 450,000 Common Shares, issuable under the Registrant’s 1997 Stock Option Plan, which was filed with the SEC on July 21, 1998;

File No. 333-31753, pertaining to the registration of 331,150 Common Shares, issuable under the Registrant’s 1997 Stock Option Plan and Option Agreements dated April 24, 1997, which was filed with the SEC on July 22, 1997;

File No. 33-77080, pertaining to the registration of 500,000 Common Shares, issuable under the Registrant’s 1991 Incentive Stock Option Plan and the registration of 240,000 Common Shares, issuable under the Registrant’s 1993 Director Stock Option Plan, which was filed with the SEC on March 30, 1994, as amended by Post-Effective Amendment No. 1 to Form S-8 filed with the SEC on May 3, 1996 to reduce the number of Common Shares registered under the Registrant’s 1991 Incentive Stock Option Plan under this registration statement to 250,000 shares. On April 10, 1997, the Registrant conducted a 1-for-10 reverse stock split, such that this registration statement now covers 25,000 Common Shares issuable under the Registrant’s 1991 Incentive Stock Option Plan and 24,000 Common Shares issuable under the Registrant’s 1993 Director Stock Option Plan;

File No. 33-48646, pertaining to the registration of 450,000 Common Shares, issuable under the Registrant’s 1991 Incentive Stock Option Plan, which was filed with the SEC on June 11, 1992. On April 10, 1997, the Registrant conducted a 1-for-10 reverse stock split, such that this registration statement now covers 45,000 Common Shares issuable under the Registrant’s 1991 Incentive Stock Option Plan;

File No. 33-41453, pertaining to the registration of 450,000 Common Shares, issuable under the Registrant’s 1991 Incentive Stock Option Plan, the registration of 156,689 Common Shares, issuable under the Registrant’s 1983 Stock Option Plan and the registration of 30,000 Common Shares issuable pursuant to Option Agreements dated March 27, 1991, which was filed with the SEC on June 28, 1991, as amended by Post-Effective Amendment No. 1 to Form S-8 filed with the SEC on May 3, 1996 to reduce the number of Common Shares registered under the Registrant’s 1983 Stock Option Plan under this registration statement by 63,531 shares to 93,158 shares. On April 10, 1997, the Registrant conducted a 10:1 reverse stock split, such that this registration statement now covers 45,000 Common Shares issuable under the Registrant’s 1991 Incentive Stock Option Plan, 9,315 Common Shares issuable under the Registrant’s 1983 Stock Option Plan and 3,000 Common Shares issuable pursuant to non-plan options.

The Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of June 16, 2010, by and among United States Surgical Corporation, a Delaware corporation (“USSC”), Covidien DE Corp., a Delaware corporation and a wholly-owned subsidiary of USSC (“Covidien DE”), and the Registrant, provides for, among other things, the merger of Covidien DE with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of USSC (the “Merger”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Covidien DE commenced a tender offer (the “Offer”) to purchase all of the Registrant’s outstanding Common Shares for $25.00 per Common Share (the “Offer Price”), without interest thereon and less any applicable withholding taxes. The Offer commenced on June 25, 2010 and expired on July 27, 2010.

On July 27, 2010, the Merger became effective. As a result of the Merger, each outstanding Common Share (other than Common Shares owned by the Company as treasury stock or by Covidien DE or USSC, all of which were canceled and retired) was automatically converted into the right to receive the Offer Price in cash, without interest thereon and less any applicable withholding taxes.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Common Shares registered but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Mansfield, Commonwealth of Massachusetts, on July 28, 2010.

SOMANETICS CORPORATION a Michigan corporation

By:	/s/ JOHN W. KAPPLES
Name:	John W. Kapples
Title:	Vice President and Secretary, Director

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities indicated on July 28, 2010.

SIGNATURE	TITLE

/s/ RICHARD J. MEELIA	Richard J. Meelia President (Principal Executive Officer)

/s/ CHARLES J. DOCKENDORFF	Charles J. Dockendorff Vice President (Principal Financial Officer)

/S/ RICHARD G. BROWN	Richard G. Brown Vice President (Principal Accounting Officer)

/S/ KEVIN G. DASILVA	Kevin G. DaSilva Vice President and Treasurer, Director

/S/ MATTHEW J. NICOLELLA	Matthew J. Nicolella Vice President and Assistant Secretary, Director